FOR IMMEDIATE RELEASE

For more information, contact:

Lynne Dragomier, Maytag Corporate Communications, (641) 787-7711

Maytag Highlights 2004 Growth Strategies at Analysts’ Conference;

Unveils Plan to Enhance Financial Reporting

NEW YORK CITY (Nov. 21, 2003) — Maytag Corporation (NYSE: MYG) unveiled plans today to change its segment reporting beginning in the first quarter 2004, from two segments to three as the company aligns its internal reporting to reflect new initiatives and accountabilities within the company. In addition, the new segment reporting structure should provide investors with enhanced clarity and consistent financial information.

Chairman and CEO Ralph F. Hake made the announcement today during a conference with financial analysts in New York City. Also during the conference, Hake described the company’s plans for 2004 and said he expects earnings per share for next year to be in the range of $1.90 to $2.00 per share, including approximately 40 cents in charges from restructuring. For the first quarter 2004, the company expects earnings per share in the range of 42 to 47 cents a share, which includes 8 cents in charges from restructuring.

Starting with its first quarter earnings announcement in April 2004, the corporation will disclose sales and operating margin for three business segments — Major Appliances (which includes Maytag Appliances, Maytag International and Maytag Services), Housewares (which includes Hoover Floor Care and Maytag Housewares) and Commercial Products (which includes Dixie-Narco Vending Systems, Maytag Specialty and Maytag Commercial Laundry). Currently, Maytag reports just two segments, Home Appliances and Commercial Appliances.

“We believe these changes more accurately reflect our new initiatives and accountabilities within the company in 2004,” Hake said. “The change will help our investors better understand, estimate and evaluate the way our business segments align with their markets and customers.”

Hake also revealed how the corporation’s estimates of 2003 full-year sales expectations would break down into the three new segments: Major Appliances, $3.6 billion; Housewares, $780 million; and Commercial Products, $390 million. Talking

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further about the current year, Hake affirmed the company’s 2003 expectations for earnings (including approximately 53 cents from restructuring and discontinued operations) to be in the range of $1.62 to $1.67 per share.

“We are coming out of 2003 a stronger company both financially and operationally,” Hake said. “Certainly 2003 can be best described as challenging. However, Maytag made great strides in cost containment this year, and we are beginning to reap the benefits of the tough decisions we had to make for the good of the company. Our cash flow is strong, we are reducing our debt, and we successfully launched many innovative new products.”

This past year, Maytag introduced the category-defining Neptune® Drying Center™ and extended the Neptune washer to a top-load configuration. Maytag also launched new cooking products and it further diversified into distinctive products such as the SkyBox™ home vendor, the Jenn-Air Attrezzi™ line of kitchen appliances and, at Hoover, the SpinSweep™ outdoor sweeper.

“Innovation drives growth, and Maytag is well positioned to grow in major appliances,” Hake said. “We continue to see improvement in major appliances, and after a difficult year at Hoover, we are seeing marked improvement there as that business continues to stabilize. The challenges at Hoover remain, but we have aggressively addressed the fixed cost structure there, and we are encouraged by the array of products that Hoover is preparing for launch next year.”

George Moore, Maytag’s executive vice president and chief financial officer, reflected on this year’s financial performance. “We expect our strong cash flow generation in 2003 to allow us to reduce debt by $100 million. In addition, we made a $135 million voluntary contribution to our pension fund, which has helped reduce our under funded position by $65 million from the prior year,” Moore said. Adding that he anticipates some pressure next year from higher pension and post-retirement medical expenses, Moore said ongoing cost-saving initiatives and a strong line-up of product introductions should enable Maytag to meet these challenges.

Hake also discussed industry trends at the conference. In major appliances, industry shipments for 2003 are expected to increase 3 percent, and grow another 1 to 2 percent next year. Driven by a stream of new products and vigorous brand-building

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activities, Maytag expects to exceed the industry growth rate again in 2004. In floor care, industry unit shipments are expected to end 2003 flat or up slightly. Next year, Hoover expects industry shipments to grow 2 to 3 percent.

Other Maytag executives appeared at the conference to discuss the company’s operations, including William Beer, president of Maytag Appliances; Tom Briatico, president of Hoover Floor Care; Doug Huffer, president of Dixie-Narco Vending Systems; R. Craig Breese, president of Maytag International; Steve Benton, vice president and general manager of Maytag Services; Ken Boyle, vice president of strategic initiatives; Craig Ibsen, vice president and general manager of Maytag Specialty group; and Chris Wignall, senior vice president of marketing and sales, Maytag Appliances.

Maytag’s investment community conference was webcast over the Internet. A replay of the conference will remain available online through Nov. 25 on the Corporate News Center of Maytag’s Web site, www.maytagcorp.com.

Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation’s principal brands include Maytag, Amana, Jenn-Air, Jade, Hoover and Dixie-Narco.

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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended December 31, 2002, and each quarter’s 10-Q.

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